[LOGO]
ASSURANT®

One Chase Manhattan Plaza New York, NY 10005 T 212.859.7000 www.assurant.com

April 15, 2014

Board of Directors
Union Security Insurance Company
2323 Grand Boulevard
Kansas City, MO 64108

Re:	Variable Account D
Union Security Insurance Company
File no. 333-65233

Ladies and Gentlemen:

I am an Assistant Secretary and the Chief Compliance Officer of Union Security Insurance Company (the “Company”), a Kansas insurance company, and have acted as corporate counsel to the Company and its Variable Account D (the “Account”) in connection with Post-Effective Amendment No. 21 to the Account’s above mentioned Registration Statement on Form N-4, filed pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). I am furnishing this opinion letter to you at the Company’s request to enable the Account to fulfill the requirements of Item 24(b)(9) of Form N-4 of the U.S. Securities and Exchange Commission (the “Commission”). In connection with my opinion, I have examined such documents (including the Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion :

1.                 The Company is a corporation validly existing as a stock life insurance company under the laws of Kansas and is duly authorized by the Insurance Department of the State of Kansas to issue the Contracts (as defined in the Registration Statement).

2.                 The Account is a duly authorized and validly existing separate account established pursuant to applicable law.

3.                 To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4.                 The Contracts, when issued as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company.

I have relied as to certain matters on information obtained from public officials, officers of the Company, the administrator of the Contracts and other sources believed by me to be responsible. This opinion letter is provided to the Company for its use solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The opinions rendered herein are limited to the federal laws of the United States of America and the laws of the State of New York. I am admitted to the Bar of the State of New York, but I am not licensed to practice law in the State of Kansas. With respect to all matters of Kansas law, I have relied upon the opinion of Kenneth Bowen, Esq., Senior Vice President and General Counsel of the Company, dated the date hereof, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Kenneth Bowen, Esq. No opinion may be implied or inferred beyond those expressly stated above. This opinion letter is rendered as of the date hereof, and I have no obligation to update this opinion letter.

Sincerely,

/s/ Stephen W. Gauster

Stephen W. Gauster
Assistant Secretary and Chief Compliance Officer
Union Security Insurance Company